EXHIBIT 35.1

WASHINGTON MUTUAL BANK

OFFICER’S CERTIFICATE
ANNUAL STATEMENT OF COMPLIANCE

            I, H. John Berens, an authorized officer of Washington Mutual Bank (the “Servicer”), do hereby certify to WaMu Asset Acceptance Corp. (the “Depositor”), pursuant to the Pooling and Servicing Agreement dated as of January 1, 2007 (as amended, the “Servicing Agreement”) by and between the Depositor, the Servicer, Deutsche Bank National Trust Company, as Trustee, and  Deutsche Bank Trust Company Delaware, as Delaware Trustee the following with respect to WaMu Asset-Backed Certificates WaMu Series 2007-HE1 for the 2007 fiscal year  (the “Relevant Year”):

1.  A review of the activities of the Servicer during the Relevant Year and of performance under the Servicing Agreement has been made under my supervision.

2.  To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects throughout the Relevant Year, except that, a programming change resulted in the miscalculation of some liquidation proceeds, and the failure to include other liquidation proceeds in the September 2007 distribution resulted in a shortfall of $345,944.00, which was subsequently remitted to the Trustee on October 1, 2007. The programming error was corrected in October 2007.

Dated as of March 1, 2008.

/s/ H. John Berens Name: H. John Berens Title: Senior Vice President